EXHIBIT 99.2
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FOR IMMEDIATE RELEASE
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Tustin, California, May 17, 2004 - Pacific Fuel Cell Corp. (OTCBB:PFCE)

               PACIFIC FUEL CELL CORP. (PFCE-NASDAQ-BB) ANNOUNCES
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                  $1 MILLION IN FINANCING; RENEWAL OF RESEARCH
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                   CONTRACT WITH THE UNIVErSITY OF CALIFORNIA,
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                   RIVERSIDE (UCR) AND GRANT OF MATCHING FUNDS
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Pacific Fuel Cell Corp. (OTCBB:PFCE) is pleased to announce that it has obtained a total of $1 million in financing from a private investment fund. The financing was raised through the assumption of redeemable convertible debentures. After expenses, the proceeds from this financing will be used to establish a state-of-the-art laboratory in the University Research Park at UC Riverside and complete the development of the commercial version of its carbon nanotube fuel cell. PFCE's technology uses a unique CVD process to grow carbon nanotubes on carbon cloth and carbon paper using an electro-deposited CVD catalyst..

Negotiations for leased laboratory space are in the final stages and the company expects the lab to be fully functional by this summer.

PFCE is also pleased to announce that it has renewed its research agreement with the University of California, Riverside (UCR) to continue the research for, and improve upon, its fuel cell prototype based upon PFCE's proprietary carbon nano-technology. The UCR research team will be directed by Professor Yushan Yan, who received his Ph.D. from the California Institute of Technology, and is a leading authority on proton conductive membranes and nanostructured electrodes. Matching funds have been approved and will be provided by a UC Discovery Grant.

UC Riverside's Center for Nanoscale Science and Engineering, headed by Robert Haddon, distinguished professor of Chemistry and Chemical & Environmental Engineering, features a research team of 25 faculty members from engineering, cell biology and neuroscience, chemistry and physics.

Pacific Fuel Cell Corp. owns the worldwide rights (excluding Japan) to proprietary PEM (Proton Exchange Membrane) fuel cell technology. Using its extensive international relationships, the Company is actively pursuing its plan to create joint ventures in order to rapidly commercialize its innovative technology.

Contact: Steve Godwin , Senior Advisor,  (714) 564-1693
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Certain matters  discussed in this press release may constitute  forward-looking statements within the Private Securities Litigation Reform Act of 1995 and, as such, may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

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